UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                               AMENDMENT NO. 1 TO
                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               DAOU SYSTEMS, INC.
                               ------------------
                                (Name of Issuer)


                     COMMON STOCK, $.001 PAR VALUE PER SHARE
                     ---------------------------------------
                         (Title of Class of Securities)


                                    237015102
                                -----------------
                                 (CUSIP Number)


                                 Bruce F. Wesson
                             Senior Managing Member
                                Claudius, L.L.C.
                           610 Fifth Avenue, 5th Floor
                               New York, NY 10020
                                 (212) 218-4990
       ------------------------------------------------------------------
       (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)


                                November 9, 2000
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all provisions of the Act (however, see the Notes).


                                                              Page 1 of 15 Pages

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP  237015102                                         PAGE  2  OF  15 PAGES
     -------------                                            ---    ---
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Galen Partners III, L.P.
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                        (b) [X]
-------------------------------------------------------------------------------
     3       SEC USE ONLY

-------------------------------------------------------------------------------
     4       SOURCE OF FUNDS

             WC
-------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(D) OR 2(E)                                          [ ]

-------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
-------------------------------------------------------------------------------
                       7    SOLE VOTING POWER
     NUMBER OF
                              5,227,256 (see Item 5(a))
       SHARES       -----------------------------------------------------------
                       8    SHARED VOTING POWER
    BENEFICIALLY
                              0
      OWNED BY      -----------------------------------------------------------
                       9    SOLE DISPOSITIVE POWER
        EACH
                              5,227,256
     REPORTING      -----------------------------------------------------------
                      10    SHARED DISPOSITIVE POWER
    PERSON WITH
                              0
-------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    5,227,256
-------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                         [ ]

-------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    22.3%
-------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON

                    PN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP  237015102                                         PAGE  3  OF  15 PAGES
     -------------                                            ---    ---
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Galen Partners International III, L.P.
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                        (b) [X]
-------------------------------------------------------------------------------
     3       SEC USE ONLY

-------------------------------------------------------------------------------
     4       SOURCE OF FUNDS

             WC
-------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(D) OR 2(E)                                          [ ]

-------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
-------------------------------------------------------------------------------
                       7    SOLE VOTING POWER
     NUMBER OF
                              473,157 (see Item 5(a))
       SHARES       -----------------------------------------------------------
                       8    SHARED VOTING POWER
    BENEFICIALLY
                              0
      OWNED BY      -----------------------------------------------------------
                       9    SOLE DISPOSITIVE POWER
        EACH
                              473,157
     REPORTING      -----------------------------------------------------------
                      10    SHARED DISPOSITIVE POWER
    PERSON WITH
                              0
-------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    473,157
-------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                         [ ]

-------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.0%
-------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON

                    PN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP  237015102                                         PAGE  4  OF  15 PAGES
     -------------                                            ---    ---
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Galen Employee Fund III, L.P.
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                        (b) [X]

-------------------------------------------------------------------------------
     3       SEC USE ONLY

-------------------------------------------------------------------------------
     4       SOURCE OF FUNDS

             WC
-------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(D) OR 2(E)                                          [ ]

-------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
-------------------------------------------------------------------------------
                       7    SOLE VOTING POWER
     NUMBER OF
                              21,405 (see Item 5(a))
       SHARES       -----------------------------------------------------------
                       8    SHARED VOTING POWER
    BENEFICIALLY
                              0
      OWNED BY      -----------------------------------------------------------
                       9    SOLE DISPOSITIVE POWER
        EACH
                              21,405
     REPORTING      -----------------------------------------------------------
                      10    SHARED DISPOSITIVE POWER
    PERSON WITH
                              0
-------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    21,405
-------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                         [ ]

-------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.1%
-------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON

                    PN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP  237015102                                         PAGE  5  OF  15 PAGES
     -------------                                            ---    ---
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             William R. Grant
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                        (b) [X]

-------------------------------------------------------------------------------
     3       SEC USE ONLY

-------------------------------------------------------------------------------
     4       SOURCE OF FUNDS

-------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(D) OR 2(E)                                          [ ]

-------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.
-------------------------------------------------------------------------------
                       7    SOLE VOTING POWER
     NUMBER OF
                              0
       SHARES       -----------------------------------------------------------
                       8    SHARED VOTING POWER
    BENEFICIALLY
                              0
      OWNED BY      -----------------------------------------------------------
                       9    SOLE DISPOSITIVE POWER
        EACH
                              0
     REPORTING      -----------------------------------------------------------
                      10    SHARED DISPOSITIVE POWER
    PERSON WITH
                              0
-------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    0
-------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                         [ ]

-------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0
-------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON

                    IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP  237015102                                         PAGE  6  OF  15 PAGES
     -------------                                            ---    ---
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Bruce F. Wesson
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                        (b) [X]

-------------------------------------------------------------------------------
     3       SEC USE ONLY

-------------------------------------------------------------------------------
     4       SOURCE OF FUNDS

             PF
-------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(D) OR 2(E)                                          [ ]

-------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.
-------------------------------------------------------------------------------
                       7    SOLE VOTING POWER
     NUMBER OF
                              22,389 (see Item 5(a))
       SHARES       -----------------------------------------------------------
                       8    SHARED VOTING POWER
    BENEFICIALLY
                              0
      OWNED BY      -----------------------------------------------------------
                       9    SOLE DISPOSITIVE POWER
        EACH
                              22,389
     REPORTING      -----------------------------------------------------------
                      10    SHARED DISPOSITIVE POWER
    PERSON WITH
                              0
-------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    22,389
-------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                         [ ]

-------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.1%
-------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON

                    IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP  237015102                                         PAGE  7  OF  15 PAGES
     -------------                                            ---    ---
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             L. John Wilkerson
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                        (b) [X]

-------------------------------------------------------------------------------
     3       SEC USE ONLY

-------------------------------------------------------------------------------
     4       SOURCE OF FUNDS

             PF
-------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(D) OR 2(E)                                          [ ]

-------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.
-------------------------------------------------------------------------------
                       7    SOLE VOTING POWER
     NUMBER OF
                              7,010 (see Item 5(a))
       SHARES       -----------------------------------------------------------
                       8    SHARED VOTING POWER
    BENEFICIALLY
                              0
      OWNED BY      -----------------------------------------------------------
                       9    SOLE DISPOSITIVE POWER
        EACH
                              7,010
     REPORTING      -----------------------------------------------------------
                      10    SHARED DISPOSITIVE POWER
    PERSON WITH
                              0
-------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    7,010
-------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                         [ ]

-------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.1%
-------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON

                    IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP  237015102                                         PAGE  8  OF  15 PAGES
     -------------                                            ---    ---
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Srini Conjeevaram
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                        (b) [X]

-------------------------------------------------------------------------------
     3       SEC USE ONLY

-------------------------------------------------------------------------------
     4       SOURCE OF FUNDS

             PF
-------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(D) OR 2(E)                                          [ ]

-------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             India (See Item 2)
-------------------------------------------------------------------------------
                       7    SOLE VOTING POWER
     NUMBER OF
                              1,000 (see Item 5(a))
       SHARES       -----------------------------------------------------------
                       8    SHARED VOTING POWER
    BENEFICIALLY
                              0
      OWNED BY      -----------------------------------------------------------
                       9    SOLE DISPOSITIVE POWER
        EACH
                              1,000
     REPORTING      -----------------------------------------------------------
                      10    SHARED DISPOSITIVE POWER
    PERSON WITH
                              0
-------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,000
-------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                         [ ]

-------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.1%
-------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON

                    IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP  237015102                                         PAGE  9  OF  15 PAGES
     -------------                                            ---    ---
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             David Jahns
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                        (b) [X]
-------------------------------------------------------------------------------
     3       SEC USE ONLY

-------------------------------------------------------------------------------
     4       SOURCE OF FUNDS

             PF
-------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(D) OR 2(E)                                          [ ]

-------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.
-------------------------------------------------------------------------------
                       7    SOLE VOTING POWER
     NUMBER OF
                              21,045 (see Item 5(a))
       SHARES       -----------------------------------------------------------
                       8    SHARED VOTING POWER
    BENEFICIALLY
                              0
      OWNED BY      -----------------------------------------------------------
                       9    SOLE DISPOSITIVE POWER
        EACH
                              21,045
     REPORTING      -----------------------------------------------------------
                      10    SHARED DISPOSITIVE POWER
    PERSON WITH
                              0
-------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    21,045
-------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                         [ ]

-------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.1%
-------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON

                    IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP  237015102                                         PAGE  10 OF  15 PAGES
     -------------                                            ---    ---
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Zubeen Shroff
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                        (b) [X]

-------------------------------------------------------------------------------
     3       SEC USE ONLY

-------------------------------------------------------------------------------
     4       SOURCE OF FUNDS

             PF
-------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(D) OR 2(E)                                          [ ]

-------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.
-------------------------------------------------------------------------------
                       7    SOLE VOTING POWER
     NUMBER OF
                              2,000 (see Item 5(a))
       SHARES       -----------------------------------------------------------
                       8    SHARED VOTING POWER
    BENEFICIALLY
                              0
      OWNED BY      -----------------------------------------------------------
                       9    SOLE DISPOSITIVE POWER
        EACH
                              2,000
     REPORTING      -----------------------------------------------------------
                      10    SHARED DISPOSITIVE POWER
    PERSON WITH
                              0
-------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,000
-------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                         [ ]

-------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.1%
-------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON

                    IN
-------------------------------------------------------------------------------

ITEM 1.   SECURITY AND ISSUER.

          The first paragraph of Item 1 of the Initial Schedule 13D is hereby amended to read in its entirety as follows:

          This statement covers a total of 5,775,262 fully diluted shares of Common Stock, $.001 par value per share (the "Common Stock"), of Daou Systems, Inc., a Delaware corporation (the "Issuer"). The Reporting Persons (as defined in Item 2 hereof) as of the date hereof hold an aggregate of (i) 32,399 shares of Common Stock (the "Common Shares"), (ii) 2,181,818 shares of Series A Convertible Preferred Stock, $.001 par value per share, of the Issuer (the "Preferred Shares"), which as of the date hereof are convertible into an aggregate of 2,181,818 shares of Common Stock, (iii) options for the purchase of 21,045 shares of Common Stock (the "Options"), which as of the date hereof may be exercised for an aggregate of 21,045 shares of Common Stock, and (iv) Warrants for the purchase of 3,540,000 shares of Common Stock (the "Warrants"). The Common Shares, Preferred Shares, Options and Warrants are referred to herein, collectively, as the "Securities".

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

          Item 3 of the Initial Schedule 13D is hereby amended to read in its entirety as follows:

          The funds for the acquisition of the Securities were allocated from the working capital or personal funds of the Reporting Persons and were not obtained by means of a loan or other borrowing arrangement.

          The Common Shares were acquired by certain of the Reporting Persons in open market purchases from time to time, as well as by means of partner distributions made by private investment funds that formerly held Common Shares of the Issuer. Such distributions were made at various times on a pro rata basis and without consideration. The Preferred Shares were acquired by certain of the Reporting Persons from the Issuer in a transaction completed on July 26, 1999 at a purchase price of $5.50 per share for an aggregate amount of $12,000,000 in cash. Each such Reporting Person paid its pro rata share of the acquisition price of the Preferred Shares it received. The Options were granted to a Reporting Person who is a Director of the Issuer at various times under the terms of a stock option plan for the benefit of the Directors of the Issuer. The Warrants were issued to Galen, Galen Intl and GEF in consideration of their agreement to waive their right to cause the Issuer to redeem the Preferred Shares held by them.

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.

          Item 5, subpart (a) of the Initial Schedule 13D is hereby amended to read in its entirety as follows:

          (a) Each Reporting Person owns or has the right to acquire the number of securities shown opposite its name:

-------------------------------------------------------------------------------
    (1)         (2)         (3)          (4)          (5)             (6)
                                     Number of
                        Number of    Shares of
                        Shares of    Common
                        Common       Stock which
                        Stock into   may be                     Percentage of
             Number of  which        acquired                   Outstanding
             Shares of  Owned        pursuant to  Total of      Shares of
             Common     Preferred    exercise of  Columns       Common
Reporting    Stock      Stock is     Options and  (2), (3) and  Stock (see
Person       Owned      Convertible  Warrants     (4)           Note below)
-------------------------------------------------------------------------------
Galen                0    1,993,234    3,234,022     5,227,256           22.3%
-------------------------------------------------------------------------------
Galen Intl           0      180,422      292,735       473,157            2.0%
-------------------------------------------------------------------------------
GEF                  0        8,162       13,243        21,405            0.1%
-------------------------------------------------------------------------------
Wesson          22,389            0            0        22,389            0.1%
-------------------------------------------------------------------------------
Wilkerson        7,010            0            0         7,010            0.1%
-------------------------------------------------------------------------------
Jahns                0            0       21,045        21,045            0.1%
-------------------------------------------------------------------------------
Conjeevaram      1,000            0            0         1,000            0.1%
-------------------------------------------------------------------------------
Shroff           2,000            0            0         2,000            0.1%
-------------------------------------------------------------------------------
  Total         32,299    2,181,818    3,561,045     5,775,162           24.9%
-------------------------------------------------------------------------------

          Note: The percentages shown in each row of column (6) were calculated, for each respective row, by (i) adding the totals in the bottom row of columns
(3) and (4) to 17,712,768 (the number of shares of Common Stock outstanding as of August 11, 2000, as reported by the Issuer in its Form 10-Q for the period ended June 30, 2000) (the "Total Adjusted Outstanding Shares"), then (ii) dividing the amount in column (5) by the Total Adjusted Outstanding Shares, and then (iii) expressing such quotient in terms of a percentage.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.

Date:  November 15, 2000                GALEN PARTNERS III, L.P.
                                        By:  Claudius, L.L.C.


                                        By: /s/ Bruce F. Wesson
                                           ------------------------------------
                                                  Managing Member


                                        GALEN PARTNERS
                                        INTERNATIONAL III, L.P.
                                        By:  Claudius, L.L.C.


                                        By: /s/ Bruce F. Wesson
                                           ------------------------------------
                                                  Managing Member


                                        GALEN EMPLOYEE FUND III, L.P.
                                        By:  Wesson Enterprises, Inc.


                                        By: /s/ Bruce F. Wesson
                                           ------------------------------------
                                                  President


                      [Signatures continued on next page.]

                                        CLAUDIUS, L.L.C.


                                        By: /s/ Bruce F. Wesson
                                           ------------------------------------
                                                  Managing Member


                                        WESSON ENTERPRISES, INC.


                                        By: /s/ Bruce F. Wesson
                                           ------------------------------------
                                                  Managing Member


                                        WILLIAM R. GRANT


                                        By: /s/ Bruce F. Wesson
                                           ------------------------------------
                                                  Bruce F. Wesson
                                                  Attorney-in-Fact


                                        /s/ Bruce F. Wesson
                                        ---------------------------------------
                                        BRUCE F. WESSON


                                        L. JOHN WILKERSON


                                        By: /s/ Bruce F. Wesson
                                           ------------------------------------
                                                  Bruce F. Wesson
                                                  Attorney-in-Fact


                                        DAVID JAHNS


                                        By: /s/ Bruce F. Wesson
                                           ------------------------------------
                                                  Bruce F. Wesson
                                                  Attorney-in-Fact


                                        SRINI CONJEEVARAM


                                        By: /s/ Bruce F. Wesson
                                           ------------------------------------
                                                  Bruce F. Wesson
                                                  Attorney-in-Fact

                                        ZUBEEN SHROFF


                                        By: /s/ Bruce F. Wesson
                                           ------------------------------------
                                                  Bruce F. Wesson
                                                  Attorney-in-Fact